Exhibit 3.1

GENERAL TERMS OF use

VERSION: OCTOBER 31st, 2023

ROYALTIZ.COM

1.	DEFINITIONS

1.1	The terms and expressions identified by a capital letter in these GTU have the meanings indicated below, whether they are used in the singular or in the plural and whether they are masculine or feminine.

Agreement means these General Terms of Use;

Account Closure means the closing of the User Account;

Affiliated Entity means any affiliate of the Company;

Appendix means any appendix to the GTU ;

Applicable Law means the laws of the State of New York and the federal laws of the United States of America;

Article means any article of these GTU;

Authorized State means any country in which no banking institution is subject to sanctions by the United States of America;

Balance means the amount expressed in the Territory Currency on the User’s Financial Account;

Bank Account means the bank account opened in the User’s name in any Authorized State and registered in the User Account;

Change of Territory refers to the fact that the change of the User’s Domicile to a Country other than the one where he is tax resident as declared on his/her User Account;

Company means MANSE USA LLC and any successors or assigns;

Contractual Transaction means any Operation defined as such in the Roy Contract to which the User is a party;

Country means any country recognized by the United States of America;

Credit means any transfer of monies nominated in the Territory Currency to the Financial Account by any means authorized by the Payment Service Provider;

Domicile means the Country in which the User permanently resides;

Equivalence means a term used on the Platform in lieu of a term defined in these GTU;

Fees and Commissions means all fees and commissions payable by the User in respect of any Contractual Transaction, any User Operation and any other action, it being specified that the said fees and commissions are listed in Appendix 2;

Financial Account means the User’s account denominated in the Territory Currency in the books of the Payment Service Provider;

Fraudulent Use refers to any login to or use of the Platform in breach of these GTU and/or any provision of the Applicable Law and/or Other Applicable Laws;

General Terms of Service means the general terms of service of the Payment Service Provider, which can be accessed via the link mentioned in Appendix 3;

General Terms of Use means this contract between the Company and the User, including its Appendices;

GTU means these General Terms of Use;

Inactivity refers to the fact that the User has not logged into his/her User Account for a period of three hundred and sixty-five (365) consecutive calendar days;

Inappropriate behaviour means any behaviour by the User, whether in writing, verbal or electronic form, which is disloyal to the Company or which is insulting or inappropriate towards an employee, manager or service provider of the Company, or another User of the Platform, whether such behaviour is expressed on the Platform or on any other social network or medium allowing an exchange with the Company’s user support services or with the community of users;

Functionalities means any User Operation, Contractual Transaction and, more generally, any action, exercisable by the User from his User Account;

Identifier means the personal code provided by the Company to the User which enables him to access his User Account;

Introduction means the offering made by the Company to Users on the Platform to enter into one or more Roy Contracts for a given Talent;

Login refers to the action of connecting to the User Account by entering the User ID and Password;

Minimum Amount means the minimum amount that the User undertakes to deposit in his Financial Account at the time of Registration; the Minimum Amount is set out in the Fees and Commissions Appendix;

Nationality means the nationality or nationalities of the User;

Notification means any communication between the Parties under the GTU ;

Ordinary User means any user of the Platform who does not hold a Status;

Other Applicable Laws means any law of any Country which shall be applicable to the User;

Party means either the Company or the User as the case may be;

Password means the personal access code to the User Account;

Payable Amount means any amount owed by the User to the Company;

Payment Service Provider means the company Mangopay or any other company designated by the Company;

Person means any natural or legal person;

Platform means the website accessible from the URL www.royaltiz.com and any cell phone application on which any Roy Contract may be the subject of an Operation;

Price has the meaning assigned to it in the Roy contract to which the User is a party;

Prohibited Transaction means any Contractual Transaction which is prohibited by Applicable Law;

Qualified User means any user of the Platform who qualifies as a qualified investor under Applicable Law;

Registration means the User’s registration on the Platform with a view to opening a User Account;

Related Person means any Person who, through family, friends or professional ties, has direct or indirect links with a Talent;

Remuneration has the meaning ascribed to it in the Roy Contract to which the User is a party;

Roy has the meaning ascribed to it in the Roy Contract to which the User is a Party;

Roy Contract means any contract called “Roy” between the User of the Platform and the Company;

Subscription means the entering into any Roy Contract between the User and the Company during the Introduction period of the relevant Roy Contract;

Subscription Price means the amount paid by the User to the Company in consideration of a Subscription;

Talent means (i) a talent, a natural person, and (ii) the companies controlled by this talent who hold the rights to this Talent, whose Roy are offered for subscription on the Platform;

Talent Sheet means the sheet dedicated to the presentation of a category of Roy contracts linked to a Talent on which appear (i) a photograph of the Talent concerned, (ii) the Subscription Price, (ii) the category, (iii) the nature of the Roy and (iv) any other information that the Company decides to publish;

Term means the period during which the User holds a User Account;

Territory Currency is the United States Dollar;

Use refers to the Login, any Contractual Transaction accessible from the Platform and any User Operation;

User means any Person applying for Registration on the Platform and any Person (i) to whom an Identifier is allocated and who is (ii) legally connected to his or her User Account;

User Account means the User’s account on the Platform that can be accessed by the User using his/her User ID and Password, it being specified that the User Account includes the Financial Account;

User Operation means any action by the User on the Platform other than a Contractual Transaction;

2.	SCOPE

2.1	These GTU apply to any Registration, Login and Use by the User.

3.	CONDITIONS TO REGISTRATION AND USE

3.1	Registration, Login and Use of the Platform by the User are only authorized by the Company if the User satisfies the following conditions throughout the Term:

(i)	be of legal age according to the law of his/her Nationality, Domicile and all Other Applicable Laws;
(ii)	have legal capacity under the law of its Nationality, Domiciled and all Other Applicable Laws.

3.2	The User Account is personal and may not, under any circumstances, be transferred to any Person, and no rights to the User Account may be granted by the User to any Person other than the Company under a Roy Contract.

3.3	The User undertakes to transfer the Minimum Amount to his Financial Account upon the opening of such account. The opening of the User Account is conditional upon the Company receiving confirmation from the Payment Service Provider that the Minimum Amount has been credited to the Financial Account.

4.	ACCOUNT REGISTRATION, USE AND SECURITY

4.1	The User declares that he accepts the Payment Service Provider’s General Terms of Service.

4.2	The User undertakes to be the sole user of his User Account.

4.3	The User may only have one User Account.

4.4	The User undertakes never to communicate his Username or Password to any other person and to keep them confidential.

4.5	The User undertakes to act in good faith in all circumstances.

4.6	The User shall refrain from using any VPN, VPS or similar device that has the effect of modifying its geographical location.

4.7	The User undertakes, at the first request of the Company, to provide proof of his/her identity.

4.8	The User’s identity documents - front and back - accepted are :

-	national identity card ;
-	passport ;
-	driver’s license; or
-	residence permit.

4.9	The proof of identity provided by the User to the Company must be valid and in a state that allows it to be verified by the Payment Service Provider.

4.10	The User must upload his/her proof of identity to the Platform. The User undertakes to comply with the instructions for uploading his/her identity document.

4.11	The ID cannot be sent by email or any other means.

4.12	The identity document provided by the User may be accepted or rejected by the Company without reason. In the event of refusal, the Company will send a Notification to the User, which may include a request to upload another form of identification or a proposal to upload the submitted form of identification again in accordance with the upload instructions. If accepted, the Company will send a Notification to the User.

4.13	The User’s undertakings referred to in this Article apply throughout the Term.

5.	USER DECLARATIONS

5.1	The User acknowledges that he/she accepts these GTU.

5.2	Upon registration and for any Use, the User undertakes to provide only true and accurate information and to keep all information concerning him/her up to date.

5.3	The User undertakes to notify the Company at least thirty (30) working days in advance in the event of a Change of Territory.

6.	CONTRACTUAL TRANSACTIONS

[Reserved.]

7.	ETHICS

7.1	The User undertakes always to behave in any ethical manner and to notify the Company without delay of any situation in which he or she is or may be considered to be a Related Person.

7.2	The User, in the event that he is a Related Person, shall refrain from carrying out any Contractual Transaction in relation to a Roy Contract in connection with the relevant Talent.

7.3	The User undertakes not to carry out any Prohibited Operations.

7.4	The User acknowledges being informed that the Roy Contract is a security under Applicable Law.

8.	[RESERVED]

8.1	[RESERVED]

9.	FINANCIAL ACCOUNT

9.1	The Financial Account enables the User exclusively to make any Supply, pay any Subscription Price or any Payable Amount, receive any Remuneration and make any transfer to his Bank Account.

9.2	The User may instruct any transfer from his Financial Account to his Bank Account. The Company carries out the transfer from the User’s Financial Account within thirty (30) working days of the transfer instruction.

9.3	All Fees and Commissions applicable to any Contractual Transaction or Utilization Transaction constitute Payable Amounts and the Company may set off these amounts against any amounts in the Financial Account at any time.

10.	[RESERVED]

10.1	[RESERVED]

11.	PLATFORM USE

11.1	The User undertakes to use the Platform’s Functionalities in compliance with Applicable Law, these GTU and within the limits of the visible interfaces and functionalities accessible from his User Account.

11.2	The User shall refrain from using any automated means to use the Platform’s Functionalities, such as robots, scripts, scraping, crawling, simulation or automated navigation techniques.

11.3	The User shall not directly or indirectly, actively or passively, test the security or vulnerability of the Platform without the express prior written consent of the Company. Without prejudice to the above, the User agrees not to directly or indirectly, actively or passively, attempt to reverse-engineer the Platform.

11.4	Any use by the User, directly or indirectly, actively or passively, of an automatic or semi-automatic software agent (“BOT”) to interact with computer servers is strictly prohibited.

11.5	The User acknowledges and agrees that the Platform moderator shall be entitled to confirm any Inappropriate Behavior and that any such confirmation by the Platform moderator of an Inappropriate Behavior shall constitutes sufficient evidence thereof.

12.	ACCOUNT CLOSURE

12.1	The Company may at any time and in its sole discretion terminate any contractual relationship with the User and close his User Account without notice (the “Termination for Cause”) if any of the following events occurs, without limitation:

(i)	Inappropriate behavior;
(ii)	Prohibited Transaction;
(iii)	Change of Territory ;
(iv)	Inactivity ;
(v)	Fraudulent use ;
(vi)	Failure by the User to comply with any of the provisions of these GTU ;
(vii)	breach of any User’s obligation under any Roy Contract;
(viii)	Refusal of a GTU modification by the User.

12.4	In the event of Termination for Cause, the Company shall send a Notification to the User.

12.5	No compensation shall be payable by the Company to the User in the event of Termination for Cause.

12.6	In case of Termination for Cause, the Company may suspend or restrict the User’s access to the User Account without notice or Notification.

12.7	In case of Termination for Cause, the Company is authorized to suspend or restrict the User’s access to the Discord group.

12.8	The User may trigger a Voluntary Termination in the event of amendment to the GTU as per Article 22 (Amendments). If the User does not send a Notification of Voluntary Termination to the Company within thirty (30) calendar days following Notification by the Company to the User of such modification to the GTU, this modification shall be deemed to have been accepted by the User.

12.9	No compensation is payable by the Company to the User in the event of Voluntary Termination.

12.10	The User is informed that Voluntary Termination is a valid ground for termination of any Roy Contract to which he is a party.

12.11	Any Balance contained in the Financial Account and which is not transferred to the User’s Bank Account on the Effective Date shall be deemed to be the property of the Company.

12.12	The Company is authorized to monitor and evaluate the User’s compliance with the GTU. In the event that the Company becomes aware of a breach or attempted breach of the GTU, it is entitled to terminate any status that may have been granted to the User.

13.	[RESERVED]

13.1	[RESERVED]

14.	INTELLECTUAL PROPERTY

14.1	Should the User publish any content on the Platform, he grants the Company a free and perpetual license to the Company to use and reproduce said content worldwide, on any medium.

14.2	All intellectual property rights in relation with the Platform are the property of the Company and/or one or more Affiliated Entities. These rights include in particular the “Royaltiz” brand, the “Royaltiz” logo, the “Roy” brand and logo, the architecture of the Platform the Platform application, and all content. All content that is not uploaded by the User, including without limitation any data, functionality, text, names, designations, images, photographs, graphics, trademarks, sounds, is the exclusive property of the Company. Under no circumstances shall the present GTU be interpreted as a transfer of any of these rights from the Company or an Affiliated Entity to the User.

14.3	The Company does not grant the User any of the rights reserved to the Company as producer of a database.

14.4	The User undertakes not to extract, by permanent or temporary transfer, part or all of the content or data of the Platform.

14.5	The User undertakes not to use or make available to any Person part or all of the data on the Platform.

14.6	The User’s obligations under this Article shall survive the termination of the contractual relationship arising from these GTU.

15.	NOTICES

15.1	All notifications between the Parties under the GTU shall only be made as follows:

15.2	In the event of Notification by the Company to the User, the Company may make such Notification :

(i)	by email, to the email address provided by the User at the time of his registration on the Platform;
(ii)	by registered mail or by special carrier such as DHL or Fedex to the postal address of the User indicated at the time of his registration on the Platform;
(iii)	by message displayed on the Platform’s internet access page or on the User’s User Account; or
(iv)	with regard to the Statutes, and without prejudice to the right to use the Notification methods provided for in (i), (ii) and (iii) above, on the Platform’s blog page or on the Discord exchange platform.

15.3	In the event of Notification by the User to the Company, the User may make such Notification :

(i)	by registered mail with acknowledgement of receipt or by special carrier such as DHL or Fedex to the Company’s address at 251 Little Falls Drive, 19808 Wilmington, Delaware, USA, or

(ii)	by email, jointly to the email addresses support@royaltiz.com and legal@royaltiz.com subject to confirmation of receipt of this email by the Company.

15.4	A Party may modify its postal address or its Notification email by sending to the other Party a Notification which shall indicate the new postal address or Notification email.

16.	FORCE MAJEURE

16.1	The Company shall not be in breach of its contractual obligations to the extent that its performance is delayed, hindered or prevented by force majeure.

16.2	If the Company is affected by a force majeure event, it shall send Notification to the User.

17.	PERSONAL DATA

17.1	The User’s personal data is processed and transmitted in compliance with Applicable Law.

18.	TERM

18.1	This Agreement shall remain valid for the period during which the User holds a User Account.

19.	LIMITATION OF LIABILITY

19.1	IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE USER, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER LEGAL THEORY (INCLUDING, WITHOUT LIMITATION. STRICT LIABILITY AND NEGLIGENCE) FOR LOST PROFITS OR REVENUES, LOSS OR INTERRUPTION OF USE, LOST OR DAMAGED DATA. REPORTS, DOCUMENTATION OR SECURITY. OR SIMILAR ECONOMIC LOSS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SIMILAR DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREMEENT FORMED BY THESE GENERAL TERMS OF USE. WITH REGARD TO CLAIMS BY THIRD PARTIES, THE USER SHALL INDEMNIFY THE COMPANY TO THE EXTENT THE MISCONDUCT OR NEGLIGENCE OF THE USER CAUSES LIABILITY TO THE COMPANY. THE COMPANY DOES NOT GUARANTEE THAT DATA SUBMITTED THROUGH THE INTERNET WILL BE SECURE FROM UNAUTHORIZED ACCESS OR WILL BE FREE OF ERRORS OR OMISSIONS DUE TO THE INTERNET TRANSMISSION. IN NO EVENT SHALL COMPANY’S LIABILITY UNDER ANY CLAIM MADE BY THE USER EXCEED THE TOTAL AMOUNT OF FEES PAID BY THE USER TO THE COMPANY WITHIN SIX MONTHS PRIOR TO THE DATE THE CLAIM AROSE (OR, IF LESS THAN SIX MONTHS HAS TRANSPIRED SINCE THE DATE OF COMMENCEMENT OF THE SERVICES, THE ACTUAL FEES PAID THROUGH SUCH DATE) RELATING TO THE SERVICES. NO ACTION. REGARDLESS OF FORM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT BY THE USER MORE THAN ONE (1)YEAR AFTER THE FIRST TO OCCUR OF (i)THE TERMINATION OR EXPIRATION OF THIS AGREEMENT OR (ii)THE EVENT GIVING RISE TO SUCH CAUSE OF ACTION.

19.2	The Company has the right to interrupt Login or Use in the event of Platform maintenance. In such cases, the Company will, as far as possible, give prior notice to the User. The Company will endeavour to provide such notice as soon as possible and to limit the interruption to the minimum required where this is operationally and economically reasonable for the Company.

19.3	The Platform application may include links to other websites. The Company has no control over such third-party websites and the User hereby releases the Company from any liability in connection with (i) browsing, (ii) any transactions carried out on such websites and (iii) the content, advertising, products and services available on or accessible from such websites.

19.4	Any Login or Use of the Platform by means of the Username and Password is deemed to have been made by the User and the User releases the Company from any liability in the event that the Login or Use has been made fraudulently.

19.5	The Company is expressly exonerated from all liability by the User in the event of bank fraud or intrusion into the computer systems operated by the Payment Service Provider.

20.	[RESERVED]

20.1	[RESERVED]

21.	ADMISSIBLE EVIDENCE

21.1	The User acknowledges and agrees that only the data recorded and stored by the Company constitutes valid evidence of any action carried out by the User on the Platform.

22.	AMENDMENTS

22.1	Any amendment or modification to these GTU shall only be made by the Company.

22.2	In the event of amendment or modification of these GTU, the Company shall send a User Notification. In the absence of a Notification of Voluntary Termination within the period set out by the Company, the relevant modification shall be deemed to have been accepted by the User.

23.	NO PARTNERSHIP

23.1	Nothing in these GTU shall be deemed to create a partnership, joint venture, agency agreement, franchise or commercial agency or any subordination or employment relationship between the User and the Company.

23.2	Nothing in these GTU shall be interpreted as giving the User a power of attorney to make, formulate or accept an offer or declaration on behalf of the Company.

24.	NO WAIVER – SEVERANCE

24.1	No failure by the Company to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

24.2	Should any of the provisions of these GTU be declared null or void, the remainder of these GTU shall remain valid.

25.	APPLICABLE LAW AND JURISDICTION

25.1	The present GTU are governed by the Applicable Law.

25.2	Any dispute between the User and the Company concerning the validity, performance, interpretation, expiration and/or termination of the GTU (the “Dispute”) shall be submitted to the exclusive jurisdiction of the competent court in (i) the State of incorporation of the Company or (ii) the State of New York, at the Company’s sole option.

APPENDIX 1

Equivalences

Term defined in the Contract	Terminology equivalence on the Platform
SUBSCRIPTION	BUY
USER ACCOUNT	WALLET
BALANCE	AMOUNT WALLET
USER	FAN
SUPPLY	CREDIT

The holding of a Financial Account by the User is a condition of validity of the User Account. In the event that the Financial Account is closed at the request or recommendation of the Payment Service Provider, the Company may close the User Account without compensation to the User.

APPENDIX 2

FEES AND COMMISSIONS

The Minimum Amount to be deposited upon opening of the Financial Account is set at USD fifteen ($15).

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OPERATION	PERSON LIABLE FOR APPLICABLE FEES AND COMMISSIONS	AMOUNT OF APPLICABLE FEES OR COMMISSIONS
Subscription	User	One USD ($1) per subscription to one or more Roy Contracts linked to the same Talent and two and a half percent (2.5%) of the total Subscription amount.
Transfer between Financial Account and Bank Account	User	No fees or commissions.

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